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                                                                     EXHIBIT 4.5

                 VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT


         This VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT (this "Agreement"), dated as of February 11, 2000, is made and entered into among World Access, Inc., a Delaware corporation ("WAXS"), and Christopher E. Edgecomb ("Stockholder").

         WHEREAS, WAXS and STAR Telecommunications, Inc. ("STAR") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement ), providing for a business combination between WAXS and STAR (the "Transaction"), upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, Stockholder owns 13,166,256 shares of STAR Common Stock (such shares of STAR Common Stock, together with any other shares of STAR capital stock of which Stockholder acquires beneficial ownership after the date hereof and during the term of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "STAR Subject Shares");

         WHEREAS, in connection with its approval of the Merger Agreement and the Transaction, the Board of Directors of STAR has approved this Agreement in accordance with Section 203 of the DGCL; and

         WHEREAS, as a condition to its willingness to enter in the Merger Agreement, WAXS has requested that Stockholder enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to WAXS as follows:

                  (a) Authority; No Conflicts. Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally. No filing
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with, and no permit, authorization, consent or approval of, any Governmental
Entity or any other Person is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and none of the execution and delivery of this Agreement by Stockholder, the consummation of the transactions contemplated hereby or compliance with the terms hereof by Stockholder will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of any agreement to which Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or to his property or assets.

         (b) The STAR Subject Shares. Stockholder is the record and beneficial owner of 13,166,256 shares of STAR Common Stock, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to vote or dispose of such shares of STAR Common Stock, other than with respect to various margin positions taken by Stockholder with respect to a portion of such shares that have been pledged pursuant to the margin loan agreements set forth on Schedule 1 hereto (the "Margin Requirements"). Other than such 13,166,256 shares of STAR Common Stock, Stockholder does not beneficially or of record own any shares of STAR capital stock or securities convertible or exchangeable for shares of STAR capital stock. Stockholder has the sole right and power to vote and, subject to the Margin Requirements, dispose of such STAR Subject Shares. None of such STAR Subject Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer thereof, except as contemplated by this Agreement and except with respect to the Margin Requirements.

         (c) STAR Stock Options. Stockholder does not own, as of the date hereof, and will not acquire prior to the Effective Time, any STAR Stock Options.

2. Covenants of Stockholder. Until the termination of this Agreement in accordance with Section 7 hereof, Stockholder agrees as follows:

         (a) Voting of STAR Subject Shares. At any meeting of stockholders of STAR or at any adjournment thereof or in any other circumstances upon which Stockholder's vote, consent or other approval (including by written consent) is sought, Stockholder shall vote all of the STAR Subject Shares then beneficially owned by Stockholder (i) in favor of the Transaction and the adoption and the approval of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of STAR under the Merger Agreement and (iii) against any action or agreement that would impede, interfere with, delay or postpone or that would reasonably be expected to discourage the Transaction, including, but not limited to: (A) any




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extraordinary corporate transactions (other than the Transaction), such as a merger, consolidation or other business combination involving STAR or its Subsidiaries, a sale or transfer of a material amount of assets of STAR or its Subsidiaries or a reorganization, recapitalization or liquidation of STAR or its Subsidiaries; (B) any amendment of STAR's certificate of incorporation or bylaws or other proposal or transaction involving STAR or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, prevent or nullify the Transaction, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of STAR capital stock; or (C) any change in the management or board or directors of STAR. Stockholder shall not hereafter, unless and until this Agreement terminates pursuant to Section 7 hereof, purport to grant (other than through the irrevocable proxy granted in Section 2(b)) any proxy or power of attorney with respect to any of the STAR Subject Shares, deposit any of the STAR Subject Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the STAR Subject Shares. Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

         (b) Proxy. Stockholder hereby grants to and appoints WAXS and any individual designated in writing by WAXS, as Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, a proxy to vote, or to grant a consent or approval in respect of and to represent, all of the STAR Subject Shares then beneficially owned by Stockholder in the manner indicated in Section 2(a) above to the same extent as Stockholder may have under applicable law, rules and regulations. Stockholder agrees that this proxy shall be irrevocable and coupled with an interest and may under no circumstances be revoked, agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Stockholder with respect to any of the STAR Subject Shares. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

         (c) Pre-Closing Transfer Restrictions. Stockholder agrees that, until the earlier of the Effective Time and the termination of this Agreement, Stockholder will not (i) sell, hypothecate, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option, put, call or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the STAR Subject Shares to any Person, other than with respect to the Margin Requirements, (ii) trade or take any position, hedge or otherwise, with respect to the STAR Subject Shares, (iii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, with respect to any of the STAR Subject Shares or (iv) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or impeding Stockholder from performing any of his obligations under this Agreement.


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         (d)      Post-Closing Transfer Restrictions. Stockholder agrees not to
(i) Transfer, or enter into any contract, option, put, call or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the shares of WAXS Common Stock issued to Stockholder pursuant to the Merger Agreement to any Person, or (ii) trade or take any position, hedge or otherwise, with respect to such shares of WAXS Common Stock, for the longer of (x) six (6) months following the Effective Time and (y) such time as Stockholder is a member of the Board of Directors of WAXS. If, at any time after six (6) months and within eighteen (18) months following the Effective Time, Stockholder desires to take any action referred to in clauses
(i) or (ii) above (a "Proposed Action"), Stockholder shall give prior written notice of such Proposed Action to WAXS, specifying the number of shares subject to the Proposed Action. Stockholder acknowledges and agrees that WAXS shall have the first right to assist in the private disposition of the shares specified in such notice of Proposed Action to an "accredited investor" or "qualified institutional buyer" (as such terms are defined in Exchange Act). If WAXS is unable to arrange such a private disposition on terms reasonably satisfactory to Stockholder within thirty (30) days after receipt of notice of the Proposed Action, Stockholder shall be free to consummate the Proposed Action.

3.       Registration Rights.

         (a) Definitions. For purposes of this Section 3, the terms "register", "registered" and "registration" refer to a registration effected by preparing and filing with the Securities and Exchange Commission (the "Commission") a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and using commercially reasonable efforts to obtain from the Commission the declaration or ordering of effectiveness of such registration statement or document.

         (b) Piggyback Registration. If at any time WAXS shall propose to register any of its capital stock for sale or disposition (i) for its own account for cash under the Securities Act in a public offering, other than a registration relating to acquisitions or employee benefit plans, or (ii) for the account of any selling stockholder, WAXS shall, to the extent permitted under any agreements existing on the date hereof:

                  (i) Promptly give Stockholder at least ten (10) days' written notice prior to the filing thereof, which notice shall include the proposed date on which the registration statement is to be filed, the proposed price per share and a list of the jurisdictions in which WAXS intends to attempt to qualify such securities under the applicable blue sky or other state securities laws ("Blue Sky Laws"); and

                  (ii) Include in such registration (and any related qualification under Blue Sky Laws), and in any underwriting involved therein, all of the shares of WAXS Common Stock then held by Stockholder which were acquired pursuant to the Merger Agreement and

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which are not publicly saleable under the Commission's Rule 144 (the "Remaining
Shares") and which are specified in a written request or requests made by Stockholder within ten (10) days after receipt of such written notice from WAXS; provided, however, that in no event shall Stockholder request that WAXS include either less than twenty-five percent (25%) of such Remaining Shares or Remaining Shares then held by Stockholder having a value of less than $2,000,000 in such registration.

         (c) Underwriting Agreement. The right of Stockholder to registration pursuant to this Section 3 shall be conditioned upon Stockholder's participation in any underwriting relating to WAXS's registered public offering. Stockholder shall (together with WAXS) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by WAXS. Notwithstanding any provision of this Section 3, if the managing underwriter in its reasonable judgment determines that marketing factors require a limitation of the number of securities to be underwritten, the underwriter may exclude some or all of the Remaining Shares for which Stockholder seeks registration from inclusion in the registration and underwriting; provided, however, that if WAXS proposes to include in such registration shares of capital stock held by shareholders of WAXS other than Stockholder ("Other Holders"), then the number of shares to be so excluded shall be allocated among Stockholder and the Other Holders pro rata based upon the number of shares of capital stock proposed to be included in the registration by each of them, so long as such allocation is consistent with any existing agreements between WAXS and a third party.

         (d) Expenses of Registration. WAXS shall bear all registration costs and expenses related to any registration and underwriting contemplated by this Section 3, except that Stockholder shall bear (i) all underwriting commissions (and transfer taxes, if any) relating to the Remaining Shares registered and (ii) the fees and expenses of legal counsel and accountants to Stockholder.

         (e) Indemnification. In the event any Remaining Shares are included in a registration statement under this Section 3:

                  (i) To the extent permitted by law, WAXS will indemnify and hold harmless Stockholder against any losses, claims, damages or liabilities to which he may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any Blue Sky Laws, or other federal or state law, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (x) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (y) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(z) any violation or alleged violation by WAXS of the Securities Act, the Exchange Act, any Blue Sky Laws or any rule or regulation promulgated under the

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Securities Act, the Exchange Act or any Blue Sky Law. Notwithstanding the
preceding, WAXS shall not be liable in any such case to Stockholder for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon written information furnished by Stockholder expressly for use in connection with such registration.

         (ii) To the extent permitted by law, Stockholder will indemnify and hold harmless WAXS, each of its directors, officers, agents and affiliates and each person, if any, who controls any of the foregoing within the meaning of the Securities Act, and any underwriter, against any losses, claims, damages or liabilities to which WAXS or any such director, officer, controlling person, or underwriter may become subject, under the Securities Act, the Exchange Act, any Blue Sky Laws or other federal or state law, but only insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information relating to the Remaining Shares furnished by Stockholder expressly for use in connection with such registration.

         (iii) Notwithstanding the preceding, the indemnity agreements contained in this Section 3 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

         (iv)     Promptly after receipt by an indemnified party under this
Section 3 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3, deliver to the indemnifying party a written notice of the commencement thereof. Following receipt of such notice, the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 3 unless, and to the extent, that the indemnifying party can demonstrate that such failure was materially prejudicial to its ability to defend such action.

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                           (v)      The obligations of WAXS and Stockholder
         under this Section 3 shall survive the completion of any offering of Remaining Shares in a registration statement under this Section 3.

                  (f) Stockholder's Obligations. Whenever registration of any of Stockholder's Remaining Shares is being effected, WAXS may require Stockholder to furnish WAXS with the information required by
         Item 507 of Regulation S-K promulgated by the Commission (or any equivalent provision subsequently promulgated by the Commission), together with such other information as WAXS may reasonably request in writing.

         4. Rule 16b-3 Approval. WAXS will cause its Board of Directors to take any and all necessary and appropriate action under Rule 16b-3 promulgated by the Commission in order to make the acquisition of WAXS Common Stock by Stockholder pursuant to the Merger Agreement exempt under Section 16 of the Exchange Act.

         5.       STAR Employees.

                  (a) Non-Solicitation. Stockholder shall not, for one (1) year following the Effective Time, solicit for employment, directly or on behalf of any other party, any persons who (i) are employed by STAR (or any of its affiliates) on the date hereof or (ii) were employed by STAR (or any of its affiliates) during the three (3) months prior to the date hereof, through and including the Effective Time (such persons collectively being referred to as "STAR Employees"), or induce or attempt to induce the termination of any such person's employment with WAXS (or any of its affiliates).

                  (b) Employment. For one (1) year following the Effective Time, without the prior written consent of WAXS (i) neither Stockholder nor any entity controlled by Stockholder shall hire or employ any STAR Employee and (ii) Stockholder shall use reasonable best efforts to cause any entity with which Stockholder is then affiliated not to hire or employ any STAR Employee.

                  (c) Exception. Paragraphs (a) and (b) above notwithstanding, Stockholder may solicit and employ Susan Mire at any time.

         6. Assignment. Neither this Agreement nor any of the right, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         7. Termination. This Agreement shall terminate, and no party hereto shall have any rights or obligations hereunder, upon the termination of the Merger Agreement in accordance with its terms.

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         8.       General Provisions.

                  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepared, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to Stockholder, to:

                  Christopher E. Edgecomb
                  PMB 12
                  133 East De La Guerra Street
                  Santa Barbara, CA 93101-2247
                  Facsimile: (805) 682-2150

                  with a copy to:

                  Seed, Mackall & Cole LLP
                  1332 Anacapa Street, Suite 200
                  Santa Barbara, CA 93101
                  Attention: John R. Mackall
                  Facsimile: (805) 962-1404

         if to WAXS, to:

                  Resurgens Plaza, Suite 2210
                  945 East Paces Ferry Road
                  Atlanta, GA 30326
                  Attention: W. Tod Chmar
                  Facsimile: (404) 233-2280

                  with a copy to:

                  Long Aldridge & Norman LLP
                  303 Peachtree Street, Suite 5300
                  Atlanta, Georgia 30308
                  Attention: H. Franklin Layson
                  Facsimile: (404) 527-4198

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                  (c)      Interpretation. When a reference is made in this
         Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                  (e) Governing Law; Jurisdiction; Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts or law. Each of WAXS and Stockholder irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of WAXS and Stockholder hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of WAXS and Stockholder hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement,
         (i) any right to trial by jury with respect to any action, suit or proceeding arising out of or relating to this Agreement, (ii) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law, that (a) the suit, action or proceeding in any such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper and (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                  (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of

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         the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  (g) Action as Stockholder; No Limitation. Stockholder has agreed to the terms and conditions of this Agreement solely in his capacity as a holder of shares of STAR Common Stock. WAXS acknowledges and agrees that none of the provisions of this Agreement shall be deemed to limit, restrict or otherwise hinder the ability of Stockholder, in his capacity as a member of the Board of Directors of STAR, to exercise his fiduciary duties under applicable law.

                  (h) Attorneys' Fees. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs incurred in such action or proceeding. Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

                  (i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief.

                  (j) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies or any nature whatsoever under or by reason of this Agreement.



                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, Stockholder and WAXS have caused this Agreement to be signed by its signatory thereunto duly authorized, as of the date first written above.


                           STOCKHOLDER


                            /s/ Christopher E. Edgecomb
                           -------------------------------------------------
                           Christopher E. Edgecomb



                           WORLD ACCESS, INC.


                           By: /s/ W. Tod Chmar
                              ----------------------------------------------
                           Name:  W. Tod Chmar



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                                   Schedule 1

                             Margin Loan Agreements

1. Command Account Margin Agreement between Prudential Securities Incorporated and Christopher Edgecomb, Trustee of Christopher E. Edgecomb Living Trust (not dated).

2. Cash Management Account Agreement between Merrill Lynch and Christopher Edgecomb, Trustee of Christopher E. Edgecomb Living Trust (not dated).


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